            UNITED STATES SECURITIES AND EXCHANGE COMMISSION



                          Washington, D.C.  20549




                                 FORM 8-K



                              CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934






                            October 17, 1995





                         Mallinckrodt Group Inc.
         (Exact name of registrant as specified in its charter)


          New York                  1-483           36-1263901
(State or other jurisdiction     (Commission     (I.R.S. Employer
    of incorporation)            File Number)    Identification No.)


 7733 Forsyth Boulevard, St. Louis, MO                63105-1820
(Address of principal executive offices)              (ZIP Code)


Registrant's telephone number,                     (314)854-5200
     including area code


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Item 5.  Other Events

The Company issued press releases on October 17, 1995 and October 18, 1995. The relevant portion of the text of each release was as follows:

MALLINCKRODT GROUP UNIT COMPLETES SALE OF FEED INGREDIENTS
BUSINESS

ST. LOUIS, Mo., October 17, 1995 -- Mallinckrodt Group, Inc. (NYSE:MKG) announced today that its subsidiary, Mallinckrodt Veterinary, Inc., has completed the sale of its animal feed ingredients business to the IMC-Agrico joint venture of IMC Global Inc. and Freeport-McMoRan Resource Partners, Limited Partnership. The cash-for-stock transaction totals $110 million.

          C. Ray Holman, chairman, president and chief executive officer of Mallinckrodt Group, said, "While feed ingredients is a good business with solid cash flow and profitability, its inherent growth prospects are not in line with our ambitious growth targets. Despite the shorter term impact of this divestiture, our long-term sales growth and profitability will be enhanced by the addition of businesses which better fit our strategic profile. We are committed to our remaining animal health business and are looking for opportunities that build on our core business and strategic focus."

          Paul D. Cottone, president and CEO of Mallinckrodt
Veterinary, said, "Sale of the feed ingredients business is a logical step toward bringing our veterinary businesses in line with our long-range goals.

          "We are focusing on the development, production and marketing of specialty branded products for food and companion animals with an emphasis on biologicals, one of the fastest growing segments of the animal health industry," Cottone added.

          Mallinckrodt Veterinary's expansion into the biologicals business has incorporated internal development of products, licensing and business acquisitions and facility additions. Last month, the company announced a tender offer to acquire Syntro Corporation, a Kansas City- and San Diego-based biotechnology company focused on development of innovative recombinant vaccines. Purchase of the poultry and companion animal business of CBM Laboratorias of Campinas, Brazil also was completed in September.

          Sale of the feed ingredients business will be accounted for as a discontinued operation with prior periods comparably restated. Fiscal 1995 net sales for this business were $169 million. Total assets were approximately $79 million at September 30, 1995. Feed ingredients has operated as part of Mallinckrodt Veterinary under a supply arrangement with IMC-Agrico.


                           ****************


MALLINCKRODT GROUP'S BOARD INCREASES QUARTERLY DIVIDEND, ANNOUNCES PLANS FOR INCREASED SHARE REPURCHASE

St. Louis, Mo., October 18, 1995 -- The board of directors of Mallinckrodt Group Inc. (NYSE:MKG) today increased the quarterly dividend on the company's common stock to 15.5 cents per share, payable December 29, 1995, to shareholders of record at the close of business on December 15, 1995.

          A regular $1.00 per share quarterly dividend on Mallinckrodt's
4 percent cumulative preferred stock, also payable on December 29, 1995, to shareholders of record at the close of business on December 15, 1995 was declared at the meeting.

          The company reaffirmed its long standing share repurchase program and indicated its intention to apply a portion of the proceeds from the recent sale of Mallinckrodt Veterinary's feed ingredients business to repurchasing common shares of the company's stock from time to time on the open market as conditions warrant.


MALLINCKRODT GROUP INC.



ROGER A. KELLER
Vice President, Secretary
  and General Counsel


DATE:  October 19, 1995